Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Southern Missouri Bancorp, Inc. for the registration of a warrant to purchase its common stock and the common stock underlying the warrant, of our report, dated August 15, 2008, on our audits of the consolidated financial statements of Southern Missouri Bancorp, Inc. as of June 30, 2008 and 2007, and for each of the three years in the period ended June 30, 2008, included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.  We also consent to the reference to our firm under the caption “Experts.”

/s/ BKD, LLP

St. Louis, Missouri
December 31, 2008